THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
          PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                  STOCK  OPTION  AGREEMENT,  dated as of August  2,  1998  (this
"Agreement"),   between   American  Stores  Company,   a  Delaware   corporation
("Issuer"), and Albertson's, Inc., a Delaware corporation ("Grantee").

                  WHEREAS, Issuer, Grantee, and a wholly-owned subsidiary of Grantee (the "Merger Sub") propose to enter into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub is to merge with and into Issuer, with Issuer continuing as the surviving corporation and a wholly owned subsidiary of Grantee after such merger, and in such merger, each share of common stock, par value $1.00 per share, of Issuer ("Common Stock") will be converted to a right to receive shares of common stock, par value $1.00 per share, of Grantee as provided in the Merger Agreement;

                  WHEREAS, as an inducement and condition to Grantee's willingness to enter into the Merger Agreement and in consideration thereof, Issuer is granting to Grantee, pursuant to the terms and subject to the conditions contained in this Agreement, an option to purchase 19.9 % of the outstanding shares of Common Stock; and

                  WHEREAS, the Board of Directors of Issuer has approved the grant by Issuer to Grantee of the Option (defined below) pursuant to this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

                  1. The Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, pursuant to the terms and subject to the conditions hereof, up to 54.5 million fully paid and nonassessable shares of Common Stock at a price of $30.24 per share (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9 % of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

                  2.       Exercise; Closing.

                  (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person, including Grantee, being referred to as "Holder") may exercise the Option, in whole or in part, from time to time, and prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have delivered a written notice as provided in Section 2(d) within 120 days of the occurrence of a Triggering Event (as defined in Section 2(b)). The right to exercise the Option shall terminate upon either (i) the occurrence of the Effective Time (as defined in the Merger Agreement) or (ii) (A) if a Notice Date (as defined in Section 2(d) hereof) has not previously occurred, the close of business on the earlier of (x) the day that is 120 days after the date of a Triggering Event, (y) the date upon which the Merger Agreement is terminated if no Termination Fee could be payable by Issuer pursuant to the terms of the Merger Agreement upon the occurrence of certain events or the passage of time, and (z) 270 days following the date upon which the Merger Agreement is terminated, and (B) if the Notice Date has previously occurred, 120 days after the Notice Date (the events in (i) or (ii) being referred to as "Exercise Termination Events".)

                  (b) Triggering Event. A "Triggering Event" shall have occurred at such time at which the Grantee becomes entitled to receive from Issuer a Termination Fee pursuant to Section 8.2 of the Merger Agreement.

                  (c) Notice of Trigger Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event (it being understood that the giving of the notice by Issuer shall not be a condition to the right of Holder to exercise the option).

                  (d) Notice of Exercise. If Holder shall be entitled to and desires to exercise the Option, in whole or in part, it shall send to Issuer a written notice (any date on which such notice is given, in accordance with Section 15 hereof, is referred to as a "Notice Date") specifying (i) the total number of shares that Holder will purchase pursuant to the exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the Notice Date for the closing of the purchase (a "Closing"); provided, that if a filing or any approval is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or prior notification to or prior approval from any regulatory authority is required under any other law, statute, rule or regulation (including applicable rules and regulations of national securities exchanges) in connection with such purchase, Holder or Issuer, as required, promptly after the Notice Date, shall file all necessary notices and applications for approval and shall expeditiously process the same and the period of time referred to in clause (ii) shall commence on the date on which all required notification and waiting periods, if any, shall have expired or been terminated and all required approvals, if any, shall have been obtained. Any exercise of the Option shall be deemed to occur on the date of the Notice Date relating thereto. Each of Holder and Issuer agrees to use its reasonable best efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval.

                  (e) Payment of Purchase Price; Delivery of Common Stock. (i) At each Closing, Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate a bank account shall not preclude Holder from exercising the Option, in whole or in part.

                  (ii) At each Closing, simultaneously with the payment of the aggregate purchase price by Holder, Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option shall be exercised in part only, a new Agreement providing for an Option evidencing the rights of Holder to purchase the balance (as adjusted pursuant to Section l(b)) of the shares then purchasable hereunder and the Holder shall deliver this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable laws or the provisions of this Agreement.

                  (iii) Notwithstanding anything to the contrary contained in paragraphs (i) and (ii) of this Section 2(e), Holder shall have the right (a "Cashless Exercise Right") to direct the Issuer, in the written notice of exercise referred to in Section 2(d), to reduce the number of shares of Common Stock required to be delivered by Issuer to Holder at any Closing by such number of shares of Common Stock that have an aggregate Market/Offer Price (as defined in Section 9(a)) equal to the aggregate purchase price payable at such Closing (but for this paragraph (iii)), or any portion thereof, in lieu of Holder paying to the Issuer at such Closing such aggregate purchase price or portion thereof, as the case may be. Any exercise of the Option in which, and to the extent to which, Holder exercises its Cashless Exercise Right pursuant to this paragraph
(iii) shall be referred to as a "Cashless Exercise."

                  (f)  Restrictive   Legend.   Certificates   for  Common  Stock
delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, a copy of which agreement is on file at the principal office of Issuer, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder without charge promptly after receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) both are satisfied. In addition, the certificates shall bear any other legend as may be required by applicable law.

                  (g) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by Holder to Issuer of the written notice of exercise referred to in Section 2(d) and, except to the extent such notice relates to a Cashless Exercise, the tender of the applicable purchase price in immediately available funds, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not have been actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

                  3. Covenants of Issuer. In addition to its other agreements and covenants herein, Issuer agrees:

                  (a) Shares Reserved for Issuance. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock;

                  (b) No Avoidance. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer and not to take any action which would cause any of its representations or warranties not to be true; and

                  (c) Further Assurances. Promptly after the date hereof to take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that any other prior approval of or notice to any regulatory authority is necessary under any applicable federal, state or local law before the Option may be exercised, cooperating fully with Holder in preparing and processing the required applications or notices) in order to permit Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise.

                  4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Holder that Issuer has all requisite corporate power and authority and has taken all corporate action necessary to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and that this Agreement has been duly and validly authorized, executed and delivered by Issuer. Issuer hereby further represents and warrants to Holder that it has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time or from time to time issuable upon exercise of the Option and that all shares of Common Stock, upon issuance pursuant to the Option, will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights. The execution and delivery of this Agreement, the grant of the Option hereunder and the exercise in whole or in part of the Option in accordance with this Agreement, will not (i) result in the occurrence of any "Distribution Date," Stock Acquisition Date" or "Triggering Event" under any rights agreement of the Issuer, (ii) permit any Person to exercise any rights issued under such rights agreement, or (iii) cause the separation of any such rights from the shares of Common Stock to which they are attached or such rights becoming exercisable. Issuer has taken all action necessary to make inapplicable to Grantee any state takeover, business combination, control share or other similar statute and any charter provisions which would otherwise be applicable to Grantee or any transaction involving Issuer and Grantee by reason of the grant of the Option, the acquisition of beneficial ownership of shares of Common Stock as a result of the grant of the Option, or the acquisition of shares of Common Stock upon exercise of the Option, except for statutes or provisions which by their terms cannot be waived or rendered inapplicable by any action of Issuer or the Board of Directors of Issuer.

                  5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Grantee. Grantee represents and warrants to Issuer that any shares of Common Stock acquired upon exercise of the Option will be acquired for

Grantee's own account, and will not be, and the Option is not being, acquired by Grantee with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Grantee has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to Grantee to evaluate the merits and risks of an investment by Grantee in the Common Stock and Grantee is able to bear the economic risks of any investment in the shares of Common Stock which Grantee may acquire upon exercise of the Option.

                  6. Exchange; Replacement. This Agreement and the Option are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as set forth herein in the aggregate the same number of shares of Common Stock purchasable at such time hereunder, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all Agreements issued in respect of this Agreement shall not exceed 19.9 % of the outstanding shares of Common Stock of the Issuer (without giving effect to shares of Common Stock issued or issuable pursuant to the Option). Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any Agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon (i) receipt by Issuer of reasonably satisfactory evidence of the loss, theft, destruction, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

                  7. Adjustments. The total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

                           In the event of any change in, or distribution in
respect of, the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type (including, in the event of any Major Transaction described in Section 9(d) hereof in which Issuer is not the surviving or continuing corporation, to provide that the Option shall be exercisable for shares of common stock of the surviving or continuing corporation in such Major Transaction) and number of shares of Common Stock purchasable upon exercise of the Option and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits contemplated hereby, and proper provision shall be made in the agreements governing any such transactions to provide for such proper adjustment and the full satisfaction of Issuer's obligation hereunder.

8. Registration. At any time after a Triggering Event occurs and prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), and, with respect to the first demand registration as to which Grantee exercises its demand rights under this Section 8, delivered no later than 90 days following such Triggering Event, as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 90 days) if in Grantee's judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for 365 days after the day the registration statement first becomes effective or such shorter time as is reasonably appropriate to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. In connection with any such registration, Issuer and Holder shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. To the extent requested by Holder in connection with such registration, Issuer shall
(x) become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements (in each case reasonably acceptable to Issuer) customarily made by issuers in such underwriting agreements, and (y) use its reasonable best efforts to take all further actions which shall be reasonably necessary to effect such registration and sale (including participating in road-show presentations and causing to be delivered customary certificates, opinions of counsel and "comfort letters"). Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 8 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement. Upon the effectiveness of a registration statement demanded pursuant to this Section 8, the Holder of the Option Shares that are the subject of such registration may not thereafter require the Issuer to repurchase such Option Shares so long as such registration statement remains effective as required hereby.

                  9.       Repurchase of Option and/or Shares.

                  (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event prior to an Exercise Termination Event, (i) at the request of Holder, delivered in writing within 120 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined in Section 9(b))) multiplied by the amount by which the Market/Offer Price (as defined below) exceeds the Option Price or (ii) at the request of any owner of Option Shares (an "Owner") delivered in writing within 120 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase such number of Option Shares from such Owner as such Owner shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the Market/Offer Price. The term "Market/Offer Price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock either has been consummated, or at which a Person has publicly announced its intention to commence a tender or exchange offer, after the date of this Agreement and prior to the delivery of the Repurchase Notice, and which offer either has been consummated and not withdrawn or terminated as of the date payment of the Repurchase Price is made, or has been publicly announced and such intention to make a tender or exchange offer has not been withdrawn as of the date payment of the Repurchase Price is made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer for a merger, share exchange, consolidation or reorganization entered into after the date hereof and on or prior to the delivery of the Repurchase Notice and (z) the average closing price for shares of Common Stock on the New York Stock Exchange (the "NYSE") (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) for the twenty consecutive trading days immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by Issuer and Holder or Owner, as the case may be.

                  (b) Method of Repurchase. Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by Holder or Owner pursuant to this
Section 9 by surrendering for this purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this
Section 9 (each such notice, a "Repurchase Notice"). Within four business days after the surrender of the Agreement for the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice, Issuer shall deliver or cause to be delivered to Holder or Owner of Option Shares, as the case may be, the applicable Option Repurchase Price and/or the Option Share Repurchase Price or, in either case, the portion that Issuer is not then prohibited under applicable law and regulation from so delivering in immediately available funds by a wire transfer to a bank account designated by grantee. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

                  (c)  Effect  of  Statutory   or   Regulatory   Restraints   on
Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or a portion thereof) and/or any Option Shares subject to such Repurchase Notice (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish this repurchase), Issuer shall promptly so notify Holder or Owner, as the case may be, in writing and thereafter deliver or cause to be delivered, from time to time, to Holder or Owner, as the case may be, the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within four business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of this prohibition, Holder or Owner, as the case may be, may, within 5 days of receipt of this notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Holder or Owner, as the case may be, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) (a) deliver to Holder with respect to the Option, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to Holder, and/or (b) deliver to the owner of Option Shares, with respect to its Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to such owner. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, Holder may exercise the Option at least until 120 days after such date upon which Issuer is no longer prohibited from delivering all of the Option Repurchase Price.

                  (d) Major Transactions. Issuer hereby agrees that, prior to the occurrence of an Exercise Termination Event, Issuer shall not enter into or agree to enter into any agreement for a Major Transaction (defined below) unless the other party or parties thereto agree to assume in writing Issuer's obligations under this Agreement. "Major Transaction" shall mean any merger or consolidation involving the Issuer and any transaction involving a sale, transfer or other disposition of a majority of the assets or shares of capital stock of the Issuer.

                  10. Extension of Exercise Periods. The 120 and 270 day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of Holder or Owner to the extent necessary to avoid liability by a Holder or Owner under Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of such exercise.

                  11. Assignment. Neither party hereto may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Holder or Owner may assign its rights in whole or in part to any of its affiliates and, in the event that a Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event, Holder or Owner may within 90 days following such Triggering Event assign the Option or any of its other rights hereunder, in whole or in part to one or more third parties, provided that the affiliate and any such third party shall execute this Agreement and agree to become subject to its terms. Any attempted assignment in contravention of the preceding sentence shall be null and void.

                  12. Filings; Other Actions. Each party hereto will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and govern mental authorities necessary for the consummation of the transactions contemplated by this Agreement.

                  13. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

                  14. Severability; Etc. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason a court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, any portion of the Option or the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant Section 1(b) and 7 hereof), it is the express intention of the parties to allow Holder to acquire or to require Issuer to repurchase such lesser portion of the Option or number of shares as may be permissible, without any amendment or modification of this Agreement.

                  15. Notices. All notices, requests, instructions, or other documents to be given hereunder shall be furnished in accordance with Section
9.2 of the Merger Agreement.

                  16. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

                  17. Entire Agreement, Etc. This Agreement and Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  18. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as hereinafter defined) plus any Liquidation Amounts (as defined below) exceed in the aggregate $265 million, and, if it otherwise would exceed this amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee or any other Holder or Owner, (iii) pay to the Issuer cash or refund in cash Liquidation Amounts previously paid or reduce or waive the amount of any Liquidation Amount payable pursuant to Section 8.2, or (iv) any combination thereof, so that Grantee's realized Total Profit, when aggregated with any Liquidation Amounts so paid or payable to Grantee, shall not exceed $265 million after taking into account the foregoing actions.

                  As used herein the term "Liquidation Amounts" means the aggregate amount of all Fees and Expenses, and Termination Fees, payable or paid to Grantee and its assigns pursuant to Section 8.2 of the Merger Agreement (and not repaid or refunded to the Issuer pursuant to this Section 18 or otherwise).

                  (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any Liquidation Amount theretofore paid or then payable to Grantee (and not repaid or refunded to the Issuer pursuant to this Section 18 or otherwise), would exceed $265 million provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

                  (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee, any other Holder and any Owner pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's, any other Holder's and any Owner's purchase price for such Option Shares, as the case may be, (ii) (x) the net cash amounts (and the fair market value of any other consideration) received by Grantee, any other Holder and any Owner pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less
(y) the Grantee's (or any other Holder's or Owner's) purchase price of such Option Shares, and (iii) the net cash amounts (and the fair market value of any other consideration) received by Grantee (or any other Holder) on the transfer of the Option (or any portion thereof) to any unaffiliated party. In the case of clauses (ii)(x) and (iii) above, the Grantee and each Holder and Owner agrees to furnish as promptly as reasonably practicable after any disposition of all or a portion of the Option or Option Shares a complete and correct statement, certified by a responsible executive officer or partner of Grantee, Holder or Owner, as applicable, of the net cash amounts (and the fair market value of any other consideration) received in connection with any sale or transfer of the Option or Option Shares.

                  (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee and any other Holder may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal (taking into account the provision of Section 18(a) hereof) assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and any other Holders and Owners and their respective affiliates as of such date were sold for cash at the closing market price for the Common Stock on the New York Stock Exchange Composite Transaction Tape as of the close of business on the preceding trading day (less customary brokerage commissions).

                  19. Captions. The section, paragraph and other captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

                  20. Counterparts. This Agreement may be executed in one or more counterparts, and by both parties in separate counterparts, each of which when exercised shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  21. Restrictions on Certain Actions; Covenants of Grantee. From and after the date of exercise of the Option in whole or part, and for as long as Grantee owns shares of Common Stock acquired pursuant to the exercise of the Option:

                  (a) Without the prior consent of the Board of Directors of Issuer specifically expressed in a resolution, Grantee will not, and will not permit any of its Affiliates (as defined in Section 23) to:

                           (i) acquire  or  agree,  offer,  seek or  propose  to
                               acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 20% of any class of Voting Securities (as defined in Section 23), or any rights or options to acquire such ownership (including from a third party);
                           (ii)      propose a merger, consolidation or similar
                               transaction involving the Issuer;

                           (iii) offer,  seek or propose to  purchase,  lease or
                               otherwise acquire all or a substantial portion of the assets of the Issuer;

                           (iv)seek or  propose  to  influence  or  control  the
                               management or policies of the Issuer or to obtain representation on the Issuer's Board of Directors, or solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Issuer;

                           (v) enter   into   any   discussions,   negotiations,
                               arrangements or understandings with any third party with respect to any of the foregoing; or

                           (vi)seek  or  request  permission  to do  any  of the
                               foregoing or seek any permission to make any public announcement with respect to any of the foregoing.

                  The provisions of this Section 21 shall not apply to actions taken pursuant to the Merger Agreement; and

                  (b) Grantee may not sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any Voting Securities at any time except as follows:

                           (i) pursuant  to  a  tender  offer,  exchange  offer,
                               merger or consolidation of the Issuer, or in connection with a sale of all or substantially all of the Issuer's assets; or

                           (ii)pursuant to a registered public offering under
                               Section 8; or

                           (iii) in  compliance  with  Rule  144 of the  General
                               Rules and Regulations under the Securities Act (or any similar successor rule); and

                  (c) (i) Grantee agrees to be present in person or to be represented by proxy at all stockholder meetings of Issuer so that all shares of Voting Securities beneficially owned by it or its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

                           (ii)  Grantee agrees to vote or cause to be voted all
Voting Securities beneficially owned by it or its Affiliates proportionately with the votes cast by all other stockholders present and voting.

                           (iii)  The   provisions  of  this  Section  21  shall
terminate at such time as (x) Grantee
beneficially owns more than 50% of the outstanding Common Stock of Issuer or (y) the Option granted hereby expires without having been exercised in whole or part.

                  22. Governing Law. This Agreement shall be governed by and continued in accordance with the internal law of the State of Delaware

                  23. Definitions. For the purposes of this Agreement the following terms shall have the meanings specified with respect thereto below:

                           "Affiliate" shall mean, as to any Person, any other
Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership or securities or partnership or other ownership interest, by contract or otherwise).

                           "Voting Securities" means the shares of Common Stock,
preferred stock and any other securities of Issuer entitled to vote generally for the election of directors or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

                           "Person" means an individual, corporation,
partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                                     AMERICAN STORES COMPANY


                                       By: /s/ Victor L. Lund
                                              Name: Victor L. Lund
                                              Title: Chief Executive Officer


                                                     ALBERTSON'S, INC.



                                       By: /s/ Michael F. Reuling
                                              Name: Michael F. Reuling
                                              Title: Executive Vice President;
                                                     Store Development








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